Exhibit 2.2

MUTUAL RESCISSION AGREEMENT

THIS MUTUAL RESCISSION AGREEMENT (the “Agreement”) is made and entered into as of March 14, 2025 (the “Effective Date”), by and between Reborn Coffee, Inc., a California corporation (“Reborn”) and Bbang Ssaem Co. Ltd. (d/b/a Bbang Ssaem Bakery Café Korea), a South Korea corporation (“Bakery”). Each of Reborn and Bakery may hereinafter be referred to individually as a “Party” and collectively as, the “Parties”.

RECITALS

WHEREAS, Reborn and Bakery entered into a Share Purchase Agreement (the “Purchase Agreement”) dated November 6, 2024, pursuant to which Reborn agreed to purchase from Bakery, and Bakery agreed to sell to Reborn, 166,000 shares of Bakery’s capital stock (the “Shares”) for an aggregate purchase price of $1,000,000 (the “Purchase Price”) payable as follows: (i) $200,000 in cash; and (ii) $800,000 in shares of Reborn’s common stock (the “Consideration Shares”); and

WHEREAS, the Parties desire to unwind and rescind the transactions contemplated by the Purchase Agreement (the “Transaction”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Rescission of the Purchase Agreement.

(a) Rescission of the Transaction. Subject to the terms and conditions of this Agreement, the Parties agree to rescind and otherwise unwind the Transaction (the “Rescission”) effective as of the Effective Date.

(b) Effect of Rescission. As a result of the Rescission, the Transaction shall be void ab initio as if such Transaction never occurred, and the Transaction Agreement shall be deemed void ab initio as if it had never been executed and delivered. For the avoidance of doubt, neither Party shall have any liability or obligation to the other Party pursuant to the Purchase Agreement.

(c) No Inconsistent Action. The Parties shall take no action inconsistent with the Rescission and the characterizations and treatments described herein.

2. Representations of the Parties.

(a) Representations and Warranties of Bakery. Bakery represents and warrants to Reborn as follows:

(i) Prior to the Effective Date, Bakery has not sold, transferred, pledged or otherwise disposed of or granted rights in or to the Purchase Price, including the Consideration Shares (nor has it entered into any agreement to do any of the foregoing).

(ii) Bakery has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to carry out the transactions contemplated hereby.

(iii) This Agreement has been duly executed by Bakery and constitutes the legal, valid and binding obligation of Bakery enforceable against Bakery in accordance with its terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or to general principles or equity.

(iv) The execution, delivery and performance of this Agreement by Bakery does not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, suspension, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any encumbrance of any kind under (i) any provision of any bond, mortgage, indenture, agreement, deed of trust, license, lease, contract, commitment, shareholders agreement, voting trust, loan or other agreement to which Bakery is a party or by which Bakery or any of its properties or assets may be bound, or (ii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Bakery.

(v) There is no action, suit, proceeding, hearing, or investigation of, in or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator involving the Transaction or its ownership or authority with respect to the Consideration Shares.

(b) Representations and Warranties of Reborn. Reborn represents and warrants to Bakery as follows:

(i) Prior to the Effective Date, Reborn has not sold, transferred, pledged or otherwise disposed of or granted rights in or to the Shares (nor has it entered into any agreement to do any of the foregoing).

(ii) Reborn has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to carry out the transactions contemplated hereby.

(iii) This Agreement has been duly executed by Reborn and constitutes the legal, valid and binding obligation of Reborn enforceable against Reborn in accordance with its terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or to general principles or equity.

(iv) The execution, delivery and performance of this Agreement by Reborn does not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, suspension, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any encumbrance of any kind under (i) any provision of any bond, mortgage, indenture, agreement, deed of trust, license, lease, contract, commitment, shareholders agreement, voting trust, loan or other agreement to which Reborn is a party or by which Reborn or any of its properties or assets may be bound, or (ii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Reborn.

(v) There is no action, suit, proceeding, hearing, or investigation of, in or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator involving the Transaction or its ownership or authority with respect to the Shares.

3. Mutual Release. Each Party on behalf of itself and its respective partners, agents, assigns, heirs, officers, directors, employees executors, and attorneys (“Affiliates”) as of the Effective Date forever and finally releases, relieves, acquits, absolves and discharges the other Parties and their Affiliates from any and all losses, claims, debts, liabilities, demands, obligations, promises, acts, omissions, agreements, costs and expenses, damages, injuries, suits, actions and causes of action, of whatever kind or nature, whether known or unknown, suspected or unsuspected, contingent or fixed, that they may have against the other Parties and their Affiliates, including without limitation claims for indemnification, based upon, related to, or by reason of any matter, cause, fact, act or omission occurring or arising at any moment out of the Purchase Agreement or Transaction or any documents executed in connection therewith. Each Party acknowledges that this mutual release does not constitute any admission of liability whatsoever on the part of any of the undersigned. Each of the Parties hereby waives any and all rights which it may have with respect to this Agreement or the subject matter hereof, under the provisions of Section 1542 of the Civil Code of the State of California as now worded and as hereafter amended, which section provides that: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

4. Indemnification. Each Party shall defend, indemnify, and hold the other harmless from and against any and all losses, damages, liabilities and expenses (including penalties and attorneys’ fees) which are incurred or suffered by or imposed upon the other Party arising out of or relating to (i) any failure or breach by such Party to perform any of its covenants, agreements or obligations under this Agreement, or (ii) any inaccuracy or incompleteness of any of the representations and warranties of such Party contained in this Agreement or in any document delivered in connection with this Agreement.

5. Miscellaneous.

(a) Survival. The representations and warranties made by the Parties in this Agreement, and their respective obligations to be performed under the terms hereof at, prior to or after the Effective Date, shall not expire with, or be terminated or extinguished by, such closing, notwithstanding any investigation of the facts constituting the basis of the representations and warranties of any party by any other party hereto.

(b) Further Assurances. At the request of any of the parties hereto, and without further consideration, the other parties agree to execute such documents and instruments and to do such further acts as may be necessary or desirable to effectuate the transactions contemplated hereby.

(c) Expenses. Each of the parties shall pay all costs and expenses incurred or to be incurred by him or it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

(d) Headings. The subject headings of the Articles and Sections of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

(e) Entire Agreement; Waivers. This Agreement and the exhibits hereto constitute the entire agreement between the parties pertaining to the contemporaneous agreements, representations, and understandings of the parties, and this Agreement supersedes in their entirety any and all prior verbal or written agreements pertaining to the subject matter hereof, including, without limitation, any letter of intent. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

(f) Third Parties. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over against any party to this Agreement.

(g) Successors and Assigns. This Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors, and assigns.

(h) Governing Law; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of California, excluding conflict of laws principles. To the fullest extent permitted by law, and as separately bargained-for-consideration, each party hereby knowingly and voluntarily waives and relinquishes any right to trial by jury in any action, suit, proceeding, or counterclaim of any kind arising out of or relating to this Agreement. Any lawsuits related to this Agreement shall be litigated exclusively in the State of California, Los Angeles County District Court.

(i) Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

REBORN

REBORN COFFEE, INC.

By:	/s/ Jay Kim
Name:	Jay Kim
Title:	Chief Executive Officer

BAKERY

BBANG SSAEM CO., LTD.

By:	/s/ Jong Hyun Oh
Name:	Jong Hyun Oh
Title:	CEO

[Signature Page to Mutual Rescission Agreement]

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